Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Double asterisks denote omissions.	Exhibit 10.8 Execution Version

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (this “Agreement”) is made effective as of July 13, 2010 (the “Effective Date”) by and between Eleven BioTherapeutics, Inc., a Delaware corporation having a place of business at 790 Memorial Drive, Suite 103, Cambridge, Massachusetts 02139 (“LICENSEE”) and The Schepens Eye Research Institute, Inc. a Massachusetts nonprofit corporation having a place of business at 20 Staniford Street, Boston, Massachusetts 02115 (“LICENSOR”).

RECITALS

WHEREAS, LICENSOR has exclusive rights to certain patents and related know-how concerning treatment of inflammation of ocular and adnexal tissues and related biological materials;

WHEREAS, LICENSEE is a newly formed company engaged, among other things, in the research, development and commercialization of pharmaceutical products; and

WHEREAS, LICENSEE desires to obtain certain exclusive rights to research, develop and commercialize pharmaceutical products through the use of LICENSOR’s technology, and LICENSOR desires to grant LICENSEE such rights, all as set forth below.

NOW THEREFORE, based on the foregoing premises and the mutual covenants and obligations set forth below, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

The following terms shall have the following meanings as used in this Agreement:

1.1 “Additional License Agreements Milestone” means the date of execution by LICENSEE of the last to be completed written license agreement with both of [**] (or any transferee of either such party of the patents described in this Section 1.1) granting LICENSEE exclusive rights under patents controlled by such entities necessary for the worldwide clinical use and commercial sale of [**] for ophthalmic indications; provided, that, if LICENSEE reasonably determines in good faith that a single license agreement with either [**] is required for the worldwide clinical use and commercial sale of [**] for ophthalmic indications, it shall provide LICENSOR with prompt written notice of such determination and the Additional License Agreements Milestone shall be deemed to have been achieved as of the date of execution by LICENSEE of the license agreement that is required.

1.2 “Affiliate” means with respect to a Party, an entity that, directly or indirectly through one (1) or more intermediaries, controls, is controlled by or is under common control with such Party. In this definition, “control” means: (a) in the case of corporate entities, direct or indirect ownership of at least fifty percent (50%) of the stock or shares having the right to vote for the election of directors; and (b) in the case of non-corporate entities, direct or indirect ownership of at least fifty percent (50%) of the equity interest with the power to direct the management and policies of such entities.

1.3 “Agreement” has the meaning set forth in the preamble.

1.4 “Bankruptcy Code” has the meaning set forth in Section 9.4(b).

1.5 “Bankrupt Party” has the meaning set forth in Section 9.4(b).

1.6 “Commercially Reasonable Efforts” means exerting such efforts and employing such resources as would normally be exerted or employed by a similarly situated entity for a product of similar market potential, profit potential and strategic value at a similar stage of its product life, taking into account the competitiveness of the relevant marketplace, the patent, intellectual property and development positions of Third Parties, the applicable regulatory situation, the commercial viability of the product and other relevant development and commercialization factors based upon then-prevailing conditions.

1.7 “Confidential Information” means any scientific, technical, trade or business information which is (a) given by one Party to the other and which is treated by the disclosing Party as confidential or proprietary, or (b) developed by or on behalf of a Party under the terms of this Agreement. The disclosing Party will, to the extent practical, use reasonable efforts to label or identify as confidential, at the time of disclosure, all Confidential Information that is disclosed by the disclosing Party in writing or other tangible form. Notwithstanding anything to the contrary in the foregoing, all non-public information regarding LICENSEE’s business including, but not limited to, all LICENSEE business and product plans, customer lists and all agreements between LICENSEE and any Third Party, will be considered Confidential Information, whether or not labeled as confidential.

1.8 “Control” means the ownership or possession by a Party of the ability to assign, or grant access to, know-how or Patents, in any case, without violating the terms of any agreement binding on such Party.

1.9 “Debar”, “Debarred” or “Debarment” means (a) being debarred, or being subject to a pending debarment pursuant to section 306 of the FDCA, 21 U.S.C. § 335a, (b) being listed by any federal and/or state agencies, excluded, debarred, suspended or otherwise been made ineligible to participate in federal or state healthcare programs or federal procurement or non-procurement programs (as that term is defined in 42 U.S.C. 1320a-7b(f), (c) being convicted of a criminal offense related to the provision of healthcare items or services or (d) being subject to any such pending action, or being the subject of a conviction or pending action described in such sections.

1.10 “Effective Date” has the meaning set forth in the preamble.

1.11 “EMEA” means the European Medicines Agency, or any successor thereto, which coordinates the scientific review of human pharmaceutical products under the centralized licensing procedures of the European Union.

1.12 “FDA” means the United States Food and Drug Administration, or any successor agency with similar responsibilities.

1.13 “Field” means the diagnosis, prophylaxis and treatment of all diseases or conditions in humans and/or animals.

1.14 “First Commercial Sale” means with respect to a Licensed Product, the first commercial sale in a country in the Territory of such Licensed Product. First Commercial Sale will not include a sale of a Licensed Product to a Related Party, or sales of Licensed Products to be used for clinical trials or for compassionate use purposes.

1.15 “Improvement” means an invention, discovery or development (a) on which [**], is named as an inventor, (b) is solely owned by LICENSOR, (c) which is invented within [**] years of the Effective Date, and (d) which is related to the Licensed Patents in such a way that it is dominated by or dominates one or more claims of the Licensed Patents that exist as of the Effective Date.

1.16 “IND” means (a) an Investigational New Drug Application as defined in the United States Food, Drug and Cosmetic Act and applicable regulations promulgated thereunder by the FDA, or (b) an equivalent application to the equivalent agency in any other country or group of countries, the filing of which is necessary to commence clinical testing of a pharmaceutical product in humans in a particular jurisdiction.

1.17 “Indemnify” has the meaning set forth in Section 7.1.

1.18 “Infringement” has the meaning set forth in Section 5.3(a).

1.19 “Joint Inventions” has the meaning set forth in Section 5.1.

1.20 “Joint Patent” has the meaning set forth in Section 5.1.

1.21 “Knowledge,” with respect to a Party, means the actual knowledge of any of the executive officers of such Party.

1.22 “Licensed Intellectual Property” means all Licensed Patents and Licensed Know-How.

1.23 “Licensed Know-How” means all inventions, practices, methods, protocols, formulas, knowledge, know-how, clinical trial data, Regulatory Filings, trade secrets, processes, assays, skills, experience, techniques and results of experimentation and testing and other scientific, technical or regulatory information, patentable or otherwise, that (a) are reasonably necessary or useful for the research, development, manufacture, use or sale of Licensed Products, and (b) are Controlled by LICENSOR as of the Effective Date or during the Term of this Agreement, including without limitation the items transferred to LICENSEE pursuant to Section 4.1.

1.24 “Licensed Patents” means (a) the Patents listed on Exhibit A to this Agreement; (b) any and all Patents that claim Licensed Know-How and are Controlled by LICENSOR on the

Effective Date and during the Term, including without limitation LICENSOR’s interest in any Joint Patent that claims Licensed Know-How; (c) all divisionals, continuations (in whole or in part, including without limitation conversions of provisional applications into utility patent applications), and substitutions of any of the preceding, and any letters patent and/or registrations (including, without limitation, all reissues, renewals, extensions, confirmations, re-examinations, supplementary protection certificates) that may be granted on any of the foregoing; and (d) any and all United States and foreign counterparts of any of the foregoing.

1.25 “Licensed Product” means any product the manufacture, use or sale of which would, but for the licenses granted in this Agreement, infringe a Valid Claim of a Licensed Patent.

1.26 “LICENSOR Indemnitees” has the meaning set forth in Section 7.1.

1.27 “Losses” has the meaning set forth in Section 7.1.

1.28 “Net Sales” means, with respect to any Licensed Product, the gross invoiced sales of such Licensed Product less the following deductions to the extent incurred or paid or actually taken and to the extent specifically relating to sales of such Licensed Product:

(a) discounts, credits, retroactive price reductions, rebates, refunds, chargebacks, allowances and adjustments granted to non-Sublicensee Third Parties, including Medicaid, managed care and similar types of rebates, and provisions for amounts for bad debts, rejections, market withdrawals, recalls and returns;

(b) trade, quantity and cash discounts allowed or given, and customary fees paid to distributors;

(c) sales, excise, turnover, inventory, value-added, and similar taxes assessed on the sale of the Licensed Product (other than income taxes of LICENSEE or its Related Parties), and import and customs duties;

(d) transportation, importation, shipping insurance, postage, customs clearance, freight and other handling expenses; and

(e) government imposed rebates or discounts.

If LICENSEE or its Related Parties sells any Licensed Product in the form of a combination product containing (i) a Licensed Product and (ii) one or more active ingredients having independent therapeutic effect or diagnostic utility that are not Licensed Products or a delivery device (each, an “Active Ingredient”) (whether such elements are combined in a single formulation and/or package, as applicable, or formulated and/or packaged separately but sold together for a single price) (a “Combination Product”), Net Sales of such Combination Product for the purpose of determining the royalty due to LICENSOR pursuant to Section 3.3 will be calculated by multiplying actual Net Sales of such Combination Product by the fraction A/(A+B) where A is the invoice price of such Licensed Product if sold separately, and B is the total invoice price of the other Active Ingredient(s) and/or the delivery device in the combination if sold separately. If, on a country-by-country basis, such other Active Ingredient(s) or ingredients or delivery device in the Combination Product are not sold separately in such country, but the Licensed Product component of the Combination Product is sold separately in such country, Net Sales for the purpose of determining royalties due to LICENSOR pursuant to Section 3.3 for the Combination Product shall be calculated by multiplying actual Net Sales of such Combination Product by the fraction A/C where A is the invoice price of such Licensed Product component if sold separately, and C is the invoice price of the Combination Product. If, on a country-by-country basis, such Licensed Product component is not sold separately in such country, Net Sales for the purposes of determining royalties due to LICENSOR pursuant to Section 3.3 for the Combination Product shall be D/(D+E) where D is the fair market value of the portion of the Combination Products that contains the Licensed Product and E is the fair market value of the portion of the Combination Products containing the other Active Ingredient(s) included in such Combination Product, as such fair market values are determined in good faith by mutual agreement of LICENSEE and LICENSOR, based upon commercially reasonable standards and available market information.

1.29 “Non-Bankrupt Party” has the meaning set forth in Section 9.4(b).

1.30 “Non-Breaching Party” has the meaning set forth in Section 9.3.

1.31 “Notified Party” has the meaning set forth in Section 9.3.

1.32 “Party” means LICENSEE or LICENSOR; “Parties” means, collectively, LICENSEE and LICENSOR.

1.33 “Patent” means any United States or foreign (i) unexpired letters patent (including inventor’s certificates) which have not been held invalid or unenforceable by a court of competent jurisdiction from which no appeal can be taken or has been taken within the required time period, including without limitation any substitution, extension, registration, confirmation, reissue, re-examination, renewal or any like filing thereof, and (ii) pending applications for letters patent, including without limitation any provisional, converted provisional, continued prosecution application, continuation, divisional or continuation-in-part thereof.

1.34 “Phase I Clinical Trial” means a human clinical trial for a Licensed Product in any country that would satisfy the requirements of 21 CFR 312.21(a) or European equivalent.

1.35 “Phase III Clinical Trial” means, as to a Licensed Product, a human clinical trial in any country that would satisfy the requirements of 21 CFR 312.21(c) or European equivalent and is intended to confirm with statistical significance the efficacy and safety of such Licensed Product.

1.36 “Regulatory Approval” means any and all approvals (including without limitation the approval by an applicable governmental authority in certain countries or territories with respect to the price at which a pharmaceutical product is sold and can be reimbursed by healthcare insurers), licenses, registrations or authorizations of any national, supra-national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity, necessary for the marketing and sale of a pharmaceutical product in a given regulatory jurisdiction.

1.37 “Regulatory Filings” has the meaning set forth in Section 4.2.

1.38 “Related Party” means LICENSEE’s Affiliates and Sublicensees.

1.39 “Royalty Term” has the meaning set forth in Section 3.3(b).

1.40 “Sole Invention” has the meaning set forth in Section 5.1.

1.41 “Sublicense Income” means all consideration and payments, including without limitation, fees and milestone payments, received by LICENSEE from a Sublicensee as consideration attributable to a license or sublicense under the rights granted to LICENSEE pursuant to Article 2. Notwithstanding the foregoing, Sublicense Income shall not include amounts LICENSEE receives from a Sublicensee as consideration (a) for rights to other intellectual property not attributable to a license or sublicense under the rights granted to LICENSEE pursuant to Article 2, (b) in the form of royalties on sales of Licensed Products, (c) milestone payments up to the aggregate of all amounts paid by LICENSEE to LICENSOR as milestone payments for the achievement of all milestone events under this Agreement, (d) constituting of loaned or reimbursable amounts (including without limitation, research, development and patent expense reimbursements) or repayment thereof, (e) for the supply of products or for research or other services provided by LICENSEE (including manufacturing or commercialization services), to the extent the payments do not exceed the fair market value of such services plus a reasonable margin consistent with industry practice, or (f) for the purchase of an equity interest in LICENSEE to the extent the purchase price does not exceed the then-fair market value of such equity.

1.42 “Sublicensee” means an entity to which LICENSEE grants a sublicense under LICENSEE’s rights under Article 2; provided, that, “Sublicensee” does not include any of LICENSEE’s Affiliates or wholesale distributors of LICENSEE or its Affiliates who purchase Licensed Products from LICENSEE or its Affiliates in an arm’s length transaction with respect to which a royalty is due pursuant to Section 3.3 and who have no other obligation, including without limitation a reporting obligation, to LICENSEE or its Affiliates, with respect to any subsequent use or disposition of such Licensed Products.

1.43 “Term” has the meaning set forth in Section 9.1.

1.44 “Territory” means all the countries of the world.

1.45 “Third Party” means any entity other than LICENSOR or LICENSEE or their respective Affiliates.

1.46 “Third Party Claim” has the meaning set forth in Section 7.1.

1.47 “Valid Claim” means (a) an unexpired claim of an issued patent within the Licensed Patents which has not been found to be unpatentable, invalid or unenforceable by an unreversed and unappealable decision of a court or other authority in the subject country or (b) a claim of an application within the Licensed Patents that has been pending for less than [**] years from the date of the first substantive office action (for claims filed in the United States) or the date of the first regional or national phase Examiner’s report (for claims filed outside of the United States) (the “Application Pending Period”); provided, that, in no event shall the Application Pending Period exceed [**] years from the Effective Date.

ARTICLE 2

GRANT OF RIGHTS

2.1 License Grant to LICENSEE. Subject to the terms and conditions of this Agreement, LICENSOR grants to LICENSEE an exclusive, royalty-bearing license, with the right to grant sublicenses pursuant to Section 2.5, in the Territory under and to use the Licensed Intellectual Property to research, develop, make, have made, use, sell, offer for sale and import Licensed Products in the Field.

2.2 Improvements. LICENSOR agrees to disclose Improvements to LICENSEE in writing. LICENSOR grants to LICENSEE a non-exclusive license, with the right to grant sublicenses, in the Territory under and to use Improvements to research, develop, make, have made, use, sell, offer for sale and import Licensed Products to the extent necessary to practice the license granted in Section 2.1 above. LICENSOR further grants to LICENSEE an option to obtain an exclusive license with respect to any Improvement, which may be exercised by LICENSEE by providing LICENSOR with written notice within [**] months of disclosure of such Improvement. Upon exercise of such option, such Improvement will be added to Licensed Intellectual Property under this Agreement. If LICENSEE fails to provide written notice within [**] months of disclosure of any Improvement, LICENSEE shall have no further rights to such Improvement.

2.3 No Implied Licenses. Except as expressly set forth in this Agreement, neither Party grants any licenses under its intellectual property rights to the other Party.

2.4 Retained Rights. LICENSOR retains the right to practice the Licensed Intellectual Property for its internal research and educational purposes; provided, however, that LICENSOR may not practice the Licensed Intellectual Property in research conducted under funding from or in collaboration with a commercial entity if such commercial entity will receive rights to, or an option to license, intellectual property arising from such sponsorship or collaboration; and LICENSOR agrees not to conduct any clinical studies or other clinical activities during the Term requiring the practice of the Licensed Intellectual Property.

2.5 Sublicenses. LICENSEE may grant sublicenses under the license granted pursuant to Section 2.1; provided, that: (a) all such sublicenses are consistent with and subject to the terms and conditions of this Agreement; (b) no sublicense shall relieve LICENSEE of any of its obligations hereunder, and LICENSEE shall take all steps that may be reasonably necessary to enforce compliance by sublicensees with the terms and conditions of the respective sublicense agreement and shall further take all steps that may be reasonably necessary to enforce that compliance to the extent required to allow LICENSEE to fully comply with all of its obligations under this Agreement; (c) each sublicense shall provide that the obligations of LICENSEE under Sections 3.3, 3.5, 3.6, 3.7, 5.3, 5.4, 7.2, 7.4 and Article 8 will be included in such sublicense; and (d) within [**] days of execution of an agreement by LICENSEE which includes a sublicense under any of LICENSEE’s rights under this Agreement, LICENSEE will provide LICENSOR with a true and accurate copy of such sublicense agreement, including all exhibits, attachments, and all related documents, and any amendments thereto, which may be redacted with respect to obligations that are not relevant to this Agreement and which do not impose material obligations on LICENSOR and which shall be Confidential Information of LICENSEE and subject to Article 8.

ARTICLE 3

COMPENSATION

3.1 License Fees. LICENSEE shall pay to LICENSOR the following non-creditable, non-refundable license fees:

(i) a one-time upfront license fee of [**] U.S. Dollars ($[**]); and

(ii) a fee of [**] U.S. Dollars ($[**]) upon issuance in the United States of a patent for claims [**] as set forth in United States patent application [**], or issuance of a patent in the United States for claims substantially equivalent to the claims listed above.

3.2 Milestone Payments.

(a) Clinical and Sales Milestones. LICENSEE shall make milestone payments to LICENSOR based on achievement of milestone events achieved by LICENSEE or its Affiliates or its Sublicensees for up to two (2) Licensed Products in accordance with the table below; provided, that, in order to be deemed to be a second Licensed Product eligible for the milestone payments for purposes of this Section 3.2, such second Licensed Product must be comprised of a molecule that is distinct from the first Licensed Product and not a back-up or substitute for the first Licensed Product. LICENSEE shall notify LICENSOR in writing of the achievement of each of the milestone events in the table below and pay to LICENSOR the amounts set forth below within [**] days of achievement of the relevant milestone event. Each milestone payment by LICENSEE to LICENSOR hereunder shall be payable only once for a Licensed Product, regardless of the number of times achieved with respect to such Licensed Product. With respect to the Net Sales based milestone, payment shall be made only once regardless of the number of times annual worldwide Net Sales for a Licensed Product reach the identified dollar threshold. Each milestone payment shall be nonrefundable and noncreditable against any other payments due under this Agreement.

Payment Amount
Clinical or Sales Milestone Event	First Licensed Product		Second Licensed Product

[**]	[**	]	[**	]

[**]	[**	]	[**	]

[**]	[**	]	[**	]

[**]	[**	]	[**	]

[**]	[**	]	[**	]

Notwithstanding any provision in this Agreement to the contrary, each of the preceding milestone payments shall be payable only once and solely with respect to the first and second Licensed Products, as applicable, in the Field of Use in the Territory to reach such milestone.

(b) Business Milestones; Issuance of LICENSEE Common Stock.

(i) Upon achievement of either of the following business milestone events by LICENSEE, LICENSEE shall (A) pay to LICENSOR the corresponding cash milestone payments, and (B) issue to LICENSOR the corresponding number of shares of LICENSEE’s common stock, par value $0.001 per share (“LICENSEE Common Shares”) pursuant to the terms and subject to the conditions set forth in a Stock Purchase Agreement to be executed by LICENSEE and LICENSOR (the “Stock Purchase Agreement”) substantially in the form to be negotiated by the Parties in good faith as soon as practicable after the Effective Date:

Business Milestone Event	Payment Amount		Common Shares of LICENSEE to be issued to LICENSOR
[**]	[**	]	[**	]

[**]	[**	]	[**	]

(ii) Provisions Relating to LICENSEE Common Shares. The issuance of LICENSEE Common Shares to LICENSOR upon achievement of the above business milestone events are subject to the following provisions:

(1) Adjustments. The number of LICENSEE Common Shares issuable to LICENSOR shall be subject to adjustment for any stock dividends, stock splits, reverse stock splits, reclassifications, combinations, exchanges of shares, or other similar recapitalizations that are implemented between the Effective Date and the date of achievement of the above milestones; provided, that, LICENSEE shall give LICENSOR prompt written notice of each such adjustment.

(2) Compliance. The Stock Purchase Agreement shall include (A) a customary investor questionnaire whereby LICENSOR shall confirm that it is an accredited investor and declare its suitability and holding intentions with respect to the LICENSEE Common Shares (which are consistent with applicable requirements for exemption of such issuance from registration requirements), and provide any taxpayer identification or other information customarily required in similar private placements of securities and (B)

representations of LICENSEE customary for investments in companies comparable to LICENSEE, which may be qualified by a disclosure schedule prepared by the LICENSEE immediately prior to the execution of the Stock Purchase Agreement and issuance of LICENSEE Common Shares.

(3) Transfer and Other Restrictions. As a further condition to each issuance of the LICENSEE Common Shares, LICENSOR shall execute all agreements reasonably requested by LICENSEE that are, at the time of each such issuance, similarly required of founders, key employees and/or certain other common stockholders of LICENSEE, including but not limited to its Right of First Refusal and Co-Sale Agreement and Voting Agreement (which may provide, among other things, lock-up provisions upon an initial public offering, restrictions on transfer of the LICENSEE Common Shares, requirements for voting LICENSEE Common Shares on certain matters and the affixing of certain legends on certificates evidencing LICENSEE Common Shares). Except as set forth in Section 10.6 regarding transfer to Affiliates that explicitly assume all LICENSOR obligations, LICENSOR may not transfer its right to receive LICENSEE Common Shares upon achievement of the above business milestone events.

(4) Sale of LICENSEE Prior to Issuance. If the closing of a LICENSEE Change of Control occurs prior to achieving the above business milestone events and prior to issuance of any or all of the LICENSEE Common Shares to LICENSOR, then upon the achievement of any of such business milestone events, in lieu of LICENSEE (or the acquiror) issuing any LICENSEE Common Shares (or other securities) to LICENSOR, LICENSEE shall pay LICENSOR a cash amount equal to the value of the consideration that LICENSOR would have received as a result of the LICENSEE Change of Control for such LICENSEE Common Shares otherwise issuable upon the achievement of such business milestone event calculated as if all LICENSEE Common Shares potentially issuable pursuant to this Agreement were outstanding immediately prior to the LICENSEE Change of Control. For purposes of this Section 3.2(b)(ii)(4), “LICENSEE Change of Control” shall mean a Liquidation Event or a Deemed Liquidation Event (as such terms are defined in LICENSEE’s certificate of incorporation).

3.3 Royalties.

(a) Rates. Subject to Sections 3.3(b), (c) and (d), LICENSEE shall pay royalties to LICENSOR based on Net Sales by LICENSEE, its Affiliates, and its Sublicensees in a given calendar year during the Royalty Term for such Licensed Product according to the following rates:

(i) [**] percent ([**]%) for annual Net Sales less than or equal to $[**].

(ii) [**] percent ([**]%) for annual Net Sales greater than $[**].

(b) Royalty Term. “Royalty Term” means, on a country-by-country and Licensed Product-by-Licensed Product basis, the period of time beginning upon the date of First Commercial Sale of a Licensed Product in that country, and ending upon the later of the expiration of the last-to-expire Valid Claim of a Licensed Patent claiming the composition, manufacture or use of such Licensed Product.

(c) Royalty Adjustments for Third Party Payments. If LICENSEE or its Affiliates enter into a license agreement with any Third Party under any Patent or other intellectual property right controlled by such Third Party that is necessary (as reasonably determined in good faith by LICENSEE) for the development, manufacture or commercialization of a Licensed Product, and if LICENSEE or any of its Affiliates is required to pay to such Third Party a royalty, license fees, milestone or other payments, to obtain such license with respect to the development or commercialization of Licensed Products, then the royalties due pursuant to clause (a) shall be reduced by [**] percent ([**]%) of the amount of all such payments reasonably attributable to such Licensed Product and paid to such Third Party; provided, however, that the royalties payable to LICENSOR shall not be reduced in any such event to less than [**] percent ([**]%) of the amounts set forth in Section 3.3(a), solely by reason of any reduction under this Section 3.3(c).

(d) Other Royalty Provisions. Only one royalty shall be due with respect to the same unit of Licensed Product. No royalties shall be due upon the sale or other transfer among LICENSEE and its Related Parties, but in such cases the royalty shall be due and calculated upon LICENSEE’s or its Related Parties’ Net Sales to the first independent Third Party. No royalties shall accrue on the sale or other disposition of the Licensed Product by LICENSEE or its Related Parties for use in a clinical study sponsored or funded by LICENSEE or on the disposition of a Licensed Product in reasonable quantities by LICENSEE or its Related Parties as samples (promotion or otherwise) or as donations (for example, to non-profit institutions or government agencies for a non-commercial purpose).

3.4 Sublicense Income. LICENSEE shall pay LICENSOR sublicense fees in accordance with the following amounts as a percentage of Sublicense Income received by LICENSEE:

(i) an amount equal to [**] percent ([**]%) of any Sublicense Income if the effective date of the agreement in which a sublicense under LICENSEE’s rights in this Agreement is granted is on or before the [**] anniversary of the Effective Date;

(ii) an amount equal to [**] percent ([**]%) of any Sublicense Income if the effective date of the agreement in which a sublicense under LICENSEE’s rights in this Agreement is granted is on or before the [**] anniversary of the Effective Date; or

(iii) an amount equal to [**] percent ([**]%) of any Sublicense Income if the effective date of the agreement in which a sublicense under LICENSEE’s rights in this Agreement is granted is after the [**] anniversary of the Effective Date.

3.5 Royalty Payment and Reports. Within [**] days after the end of each calendar quarter after the First Commercial Sale of a Licensed Product, LICENSEE shall deliver to LICENSOR a report containing the following information for the prior calendar quarter:

(a) the gross sales associated with each Licensed Product sold by LICENSEE and its Related Parties;

(b) a calculation of Net Sales of each Licensed Product that is sold by LICENSEE and its Related Parties;

(c) the amount of Sublicense Income received by LICENSEE from its Sublicensees with respect to each Licensed Product;

(d) the amount of taxes, if any, withheld to comply with applicable law; and

(e) a calculation of payments due to LICENSOR with respect to the foregoing (including without limitation the calculation of any deductions from Net Sales pursuant to section 1.29 and royalty adjustments pursuant to Section 3.3 and any calculation of currency conversion).

Concurrent with these reports, LICENSEE shall remit to LICENSOR any payment due for the applicable calendar quarter. All such reports shall be considered Confidential Information of LICENSEE and shall be maintained in confidence by LICENSOR pursuant to Article 8. If no royalties or other payments are due to LICENSOR for such reporting period, the report shall so state. Along with the last report for a calendar year provided hereunder, LICENSOR shall provide a final report for the entire such year, and a statement on whether any reconciling payments must be made at such time to effect the intent of this Article 3. Within [**] days after such statement is provided, the Party that owes any amounts to the other Party to effect such reconciliation shall pay the relevant amount to the other Party.

3.6 Tax Withholding. If LICENSEE concludes that tax withholdings under the laws of any country within the Territory are required with respect to payments to LICENSOR, LICENSEE shall withhold the required amount and pay it to the appropriate governmental authority. In any such case, LICENSEE shall promptly provide LICENSOR with original receipts or other evidence reasonably desirable and sufficient to allow LICENSOR to document such tax withholdings for purposes of claiming foreign tax credits and similar benefits.

3.7 Currency; Blocked Payments. All dollar ($) amounts specified in this Agreement are United States dollar amounts and all payments to be made under this Agreement shall be made in United States dollars and shall be paid by bank wire transfer in immediately available funds to such bank account in the United States as may be designated in writing by the LICENSOR from time to time. In the case of sales of Licensed Products outside the United States by LICENSEE and its Related Parties, the rate of exchange to be used in computing the amount of currency equivalent in United States dollars due shall be made at the conversion rate existing in the United States (as reported in The Wall Street Journal) on the last business day of the quarter immediately preceding the applicable calendar quarter. If The Wall Street Journal ceases to be published, then the rate of exchange to be used shall be that reported in such other business publication of national circulation in the United States as the Parties reasonably agree. In the event that, by reason of applicable laws or regulations in any country, it becomes illegal for LICENSEE to transfer, or have transferred on its behalf, royalties or other payments to LICENSOR, payments shall be made in the country in local currency by deposit in a local bank designated by the LICENSOR.

3.8 Records and Audits. LICENSEE shall keep, and shall require all its Related Parties to keep, correct and complete books of accounts and other records containing all information and data which may be necessary to ascertain and verify the royalties payable under this Agreement. During the Term and for a period of [**] years following its termination, LICENSOR shall have the right from time to time (not to exceed [**]) to have an independent certified public accountant inspect such books and records of LICENSEE and/or its Affiliates at LICENSOR’s expense. Such inspection shall be conducted after reasonable prior notice by LICENSOR to LICENSEE during LICENSEE’s ordinary business hours, shall not be more frequent than [**] and may cover only the [**] years immediately preceding the date of the audit. Any such independent certified accountant shall be reasonably acceptable to LICENSEE and, if reasonably requested by LICENSEE, shall execute LICENSEE’s standard form of confidentiality agreement, and shall be permitted to share with LICENSOR solely its findings with respect to the accuracy of the royalties reported as payable under this Agreement. If such accounting determines that LICENSEE paid LICENSOR less than the amount properly due in respect of any calendar quarter, then LICENSEE will reimburse LICENSOR such amount, and if the amount underpaid exceeds [**] percent ([**]%) of the amount actually due, LICENSEE will also reimburse LICENSOR for the costs of such accounting (including the fees and expenses of the certified public accountant). In the event such accounting determines that LICENSEE paid LICENSOR more than the amount properly due in respect of any calendar quarter, then any excess payments made by LICENSEE shall be credited against future amounts due to LICENSOR from LICENSEE, or if no such future amounts are reasonably expected to be due to LICENSOR from LICENSEE, then LICENSOR shall reimburse LICENSEE for any overpayment by LICENSEE.

3.9 Adjustments for MEEI License Grant. If at any time during the Term, LICENSOR and The Massachusetts Eye and Ear Infirmary, a Massachusetts nonprofit corporation having a place of business at 243 Charles Street, Boston, Massachusetts 02114 (“MEEI”), enter into an agreement pursuant to which LICENSOR acknowledges that MEEI has an ownership interest in the Licensed Patents, or it is otherwise determined by a court of competent jurisdiction that MEEI has an ownership interest in the Licensed Patents, and, in either such case, LICENSEE does not, in a timely manner, become exclusively licensed under MEEI’s interest in the Licensed Patents pursuant to a written amendment to this Agreement, (i) LICENSOR shall provide LICENSEE with prompt written notice as soon as it becomes aware of such occurrence and (ii) LICENSEE and LICENSOR shall, as promptly as possible thereafter, enter into good faith negotiations with respect to an amendment to this Agreement providing for a reasonable reduction to the compensation terms set forth in this Article 3 to account for the circumstance of LICENSEE not being exclusively licensed under this Agreement with respect to the interests of all owners of the Licensed Patents, and specifically taking into account any amount that is or may be due from LICENSEE as consideration to obtain an exclusive right under MEEI’s interest in the Licensed Patents. The Parties shall negotiate the amendment in good faith and with sufficient diligence as is necessary to execute and deliver the amendment within [**] days of the issuance by LICENSOR of the notice described above.

Until such time, if any, that MEEI withdraws its allegation as to ownership of the Licensed Patents or the allegation is otherwise resolved by LICENSEE and MEEI, LICENSOR agrees to provide interim written updates to LICENSEE (no less than [**]) on the status of LICENSOR’s interactions with MEEI and/or resolution with respect to this matter.

ARTICLE 4

TECHNOLOGY TRANSFER; REGULATORY MATTERS; DILIGENCE

4.1 Technology Transfer.

(a) LICENSOR shall, as soon as possible after the Effective Date, provide LICENSEE with all Licensed Know-How (including without limitation source-verified case report forms and all other clinical trial data pertaining to studies involving Licensed Intellectual Property) in its Control that are necessary or useful for the exploitation of the Licensed Intellectual Property and/or the research, development, manufacture, Regulatory Approval or commercialization of Licensed Products. LICENSOR acknowledges that data and information derived in, or generated from, the conduct of the clinical study entitled “Safety and Efficacy of Topical Interleukin-1 Receptor Antagonist in the Treatment of Signs and Symptoms of Posterior Blepharitis” conducted at the Massachusetts Eye and Ear Infirmary under an IND (Ref. No. 101,168) is reasonably believed by LICENSEE to be of crucial importance for LICENSEE’s ability to carry out its responsibilities and obligations under this Agreement. Accordingly, in the event LICENSEE is not able to secure the data and information described in the foregoing sentence from the sponsor of the study within [**] months of the Effective Date, LICENSOR agrees to negotiate in good faith with respect to any request by LICENSEE to adjust performance deadlines or diligence requirements under this Agreement.

(b) The materials transferred to LICENSEE by LICENSOR hereunder are transferred on an “as is” basis, subject only to LICENSOR’s representations and warranties under this Agreement.

4.2 Regulatory Matters. LICENSEE (or its Related Parties) shall file and own all INDs, marketing authorization applications and Regulatory Approvals for Licensed Products, and any related items such as investigator’s brochures or IRB approvals, in the Field and in the Territory (collectively, “Regulatory Filings”), and shall be solely responsible for all communications with Regulatory Authorities in relation thereto. LICENSOR agrees that LICENSEE will have the right to access all results from and to reference all regulatory filings and data obtained in current or completed clinical trials conducted by LICENSOR involving Kineret® with [**] as principal investigator or any successor principal investigator for such clinical trials. LICENSOR will cooperate with, and provide reasonable assistance to LICENSEE or its Related Parties, in the preparation and submission of any portions of any Regulatory Filings that rely upon or contain information or data in the Licensed Intellectual Property generated by or on behalf of LICENSOR.

4.3 Diligence. LICENSEE shall use Commercially Reasonable Efforts to research, develop and commercialize a Licensed Product in the Field in the Territory. For purposes of this Section 4.3, the efforts of LICENSEE’s Related Parties shall also be considered the efforts of LICENSEE. LICENSEE will be deemed to have demonstrated Commercially Reasonable Efforts if, within [**] years of the Effective Date, LICENSEE has (a) achieved the Additional License Agreements Milestone or (b) established a scientific program, including a research plan and budget, with respect to a protein-based interleukin-1 antagonist program. Within [**] months of the first to occur of the achievement by LICENSEE of either (a) or (b) above and the [**] anniversary of the Effective Date, the Parties will negotiate in good faith and agree upon a set of diligence milestones to be achieved by LICENSEE with respect to the development and commercialization of Licensed Products, which will be included in writing as an Appendix to this Agreement. In the event LICENSEE determines that it is unable to meet, or otherwise fails to meet, a diligence milestone, LICENSEE will notify LICENSOR in writing and provide an explanation of the reasons that the diligence milestone has not or will not be met. The Parties will promptly negotiate in good faith an amendment to the diligence milestone which may include a reasonable extension of the time required to achieve the milestone based on the circumstances and LICENSEE’s explanation and an obligation of LICENSEE to provide periodic status reports to LICENSOR with respect to its efforts to develop and commercialize Licensed Products, which amendment will be included as an update to the relevant Appendix to this Agreement.

ARTICLE 5

INTELLECTUAL PROPERTY

5.1 Ownership of Inventions. Each Party shall own all Know-How developed and inventions conceived or reduced to practice solely by its employees, agents or independent contractors (each, a “Sole Invention”). Although the Parties do not intend or expect to jointly develop any know-how or inventions, in the event they do so, then all inventions made jointly by employees, agents or independent contractors of each Party shall be owned jointly by the Parties such that each Party has an undivided one-half interest therein (“Joint Inventions”). (All Patents claiming patentable Joint Inventions shall be referred to as “Joint Patents.”) Except to the extent either Party is restricted by the rights granted to the other Party and covenants contained herein, each Party shall be entitled to practice, and to grant to Third Parties or its Related Parties the right to practice, inventions claimed in a Joint Patent without restriction or an obligation to account to the other Party. Inventorship shall be determined in accordance with United States patent laws.

5.2 Prosecution of Patents.

(a) Licensed Patents. LICENSOR shall have the right, but not the obligation, at its expense, to obtain, prosecute, maintain and defend throughout the Territory the Licensed Patents. In this regard, LICENSOR shall use commercially reasonable efforts to file, prosecute, maintain and defend patent applications to secure claims of the Licensed Patents. LICENSOR will instruct patent counsel to copy LICENSEE on all material filings and correspondence with respect to Licensed Patents and to provide for reasonable participation by LICENSEE in all material dealings with patent counsel and patent offices with respect to Licensed Patents. LICENSOR shall consider and incorporate all reasonable comments of LICENSEE with respect to patent filing and correspondence with patent offices unless determined to be materially detrimental to LICENSOR’s rights in Licensed Patents. If LICENSOR elects not to (i) pursue the filing, prosecution, maintenance or defense of a Licensed Patent or any claim therein in a particular country, or (ii) take any other action with respect to a Licensed Patent in a particular country that is necessary or useful to establish or preserve rights thereto, then in each such case LICENSOR shall so notify LICENSEE promptly in writing and in reasonable time to enable LICENSEE to meet any deadlines by which an action must be taken to establish or preserve any such rights in such Licensed Patent, as applicable, in such country. Upon receipt of each such notice by LICENSOR or if, at any time, LICENSOR fails to initiate any such action after a request by LICENSEE that it do so, LICENSEE shall have the right, but not the obligation, to pursue the filing or support the continued prosecution, maintenance or defense of such Licensed Patent at its expense in such country. If LICENSEE elects to pursue such filing or continue such support, then LICENSEE shall notify LICENSOR of such election. Each Party shall, at the other Party’s request, assist and cooperate in the filing and prosecution, maintenance or defense of any application, amendment, submission, response or correspondence with respect to any Licensed Patents. Each Party shall provide the other Party, sufficiently in advance for the other Party to comment, with copies of all patent applications and other material submissions and correspondence with any patent counsel or patent authorities pertaining to the Licensed Patents. Each Party shall give due consideration to the comments of the other Party.

(b) Other Patents Claiming Inventions. Subject to Section 5.2(a), each Party shall be responsible, at its expense, for the prosecution and maintenance of Patents claiming its Sole Inventions. The Parties shall mutually agree upon which Party shall prosecute Joint Patents that are not Licensed Patents, based on the contribution of each Party to such invention and each Party’s potential interest in products based upon such invention. If either Party prosecutes a Joint Patent pursuant to this Section 5.2(b), such Party shall solely bear its own internal costs for such prosecution, and the external costs for such prosecution (e.g., outside counsel, filing fees, etc.) shall be borne equally by the Parties unless otherwise mutually agreed.

(c) Audit. LICENSOR will keep complete and accurate copies of all invoices and statements it receives from its patent counsel with respect to patent expenses to be reimbursed by LICENSEE under Section 5.2(d).

(d) Patent Expenses. Beginning on the Effective Date, LICENSEE will reimburse LICENSOR for all reasonable out-of-pocket expenses for patent prosecution incurred after the Effective Date; provided, that, if requested in writing by LICENSOR, LICENSEE shall pay such expenses directly to LICENSOR’s patent counsel. With respect to reasonable out-of-pocket patent expenses incurred prior to the Effective Date, LICENSOR will be responsible for [**] U.S. dollars ($[**]) of those patent expenses incurred after [**] through the Effective Date and LICENSEE will be responsible for out-of-pocket patent expenses that exceed [**] U.S. dollars ($[**]) during such time period.

5.3 Infringement of Certain Patents by Third Parties. Each Party shall promptly notify the other Party in writing of any alleged or threatened infringement of the Licensed Patents of which it becomes aware.

(a) Licensed Patents. LICENSEE shall have the first right, but not the obligation, to initiate an appropriate suit anywhere in the world against any Third Party who at any time is suspected of infringing all or any portion of the Licensed Patents or using without proper authorization all or any portion of the Licensed Know-How (each an “Infringement”) within the Field and within the Territory, and shall control any such action for which it exercises such right. LICENSEE shall notify LICENSOR in writing of its initiation of an Infringement action. LICENSOR shall have the right to participate in such action and to be represented in such action by counsel of its own choice, at LICENSOR’s expense. If LICENSEE fails to institute and prosecute an action or proceeding to abate the Infringement within a period of [**] days after receiving written notice or otherwise having Knowledge of the Infringement, then

LICENSOR shall have the right, but not the obligation, to bring and prosecute any such action; provided, however, that in such event the LICENSOR shall have the right to participate in such action and to be represented in any such action by counsel of its choice. If necessary, in any action brought pursuant to this Section 5.3, the Party not controlling such action agrees to be joined as a party plaintiff and to give reasonable assistance and any needed authority to control, file and to prosecute such action. Neither Party may enter into any settlement under this Section 5.3(a) that affects adversely the other Party’s rights or interests without such other Party’s written consent, which consent shall not be unreasonably withheld. If the Parties obtain any damages, license fees, royalties or other compensation (including any amount received in settlement of such litigation) from a Third Party in connection with a suit relating to the Infringement, such amounts shall be allocated as follows:

(i) first, in all cases, to reimburse each Party for all reasonable expenses of the suit, including reasonable attorneys’ fees and disbursements, court costs and other litigation expenses;

(ii) second, to LICENSEE for any amounts recovered for lost sales of Licensed Product as if it were Net Sales of LICENSEE, with LICENSOR receiving a royalty on such remaining amount pursuant to the terms of Section 3.3 (after adding such amount to aggregate Net Sales for purposes of determining the applicable royalty rate), and the balance being retained by LICENSEE; and

(iii) third, any amounts remaining shall be allocated as follows: (A) if LICENSOR is the Party bringing such suit or proceeding or taking such other legal action, [**] percent ([**]%) to LICENSOR, and [**] percent ([**]%) to LICENSEE; (B) if LICENSEE is the Party bringing such suit or proceeding or taking such other legal action, [**] percent ([**]%) to LICENSEE, and [**] percent ([**]%) to LICENSOR, and (C) if the suit is brought jointly, [**] percent ([**]%) to each Party.

(b) Joint Patents. The Parties shall each have the right, but not the obligation to prosecute infringement of any Joint Patents that are not Licensed Patents; provided, that, they first confer and mutually agree regarding such matter.

5.4 Infringement of Third Party Rights. If any Licensed Product that is manufactured, used or sold by or for LICENSEE becomes the subject of a Third Party’s claim or assertion of infringement of a Patent controlled by such Third Party, the Party first having notice of the claim or assertion shall promptly notify the other Party in writing, and the Parties shall promptly meet to consider the claim or assertion and the appropriate course of action. Each Party shall have the right to take action to defend any such claim brought against it by a Third Party, provided, however, that neither Party shall enter into any settlement of any claim described in this Section 5.4 that affects adversely the other Party’s rights or interests without first obtaining such Party’s written consent, which consent shall not be unreasonably withheld. Nothing in this Section 5.4 shall be deemed to relieve either Party of its obligations under Article 7.

5.5 Other Infringement Resolutions. In the event of a dispute or potential dispute which has not ripened into a demand, claim or suit of the types described in Sections 5.3 and 5.4, the same principles governing control of the resolution of the dispute, consent to settlement of the dispute, and implementation of the settlement of the dispute (including the sharing in and allocating the payment or receipt of damages, license fees, royalties and other compensation) shall apply.

5.6 Patent Marking. Each Party agrees to comply with the patent marking statutes in each country in which a Licensed Product is sold by such Party or its Related Parties.

ARTICLE 6

REPRESENTATIONS, WARRANTIES AND COVENANTS

6.1 Mutual Representations and Warranties. Each Party hereby represents, warrants and covenants to the other Party as of the Effective Date as follows:

(a) Corporate Existence and Power. It is a company or corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement, including, without limitation, the right to transfer the rights granted hereunder.

(b) Authority and Binding Agreement. As of the Effective Date, (i) it has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; (ii) it has taken all necessary corporate action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder; and (iii) this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid and binding obligation of such Party that is enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization, arrangement, winding-up, moratorium, and similar laws of general application affecting the enforcement of creditors’ rights generally, and subject to general equitable principles, including the fact that the availability of equitable remedies, such as injunctive relief or specific performance, is in the discretion of the court.

(c) No Conflict. It has not entered, and shall not enter, into any agreement with any Third Party that is in conflict with the rights granted to the other Party under this Agreement, and has not taken and shall not take any action that would in any way prevent it from granting the rights granted to the other Party under this Agreement, or that would otherwise materially conflict with or adversely affect the rights granted to the other Party under this Agreement. Its performance and execution of this Agreement does not and will not result in a breach of any other contract to which it is a party.

6.2 LICENSOR Representations. LICENSOR represents, warrants and covenants to LICENSEE as of the Effective Date as follows:

(a) Licensed Intellectual Property. The Licensed Intellectual Property constitutes all of the intellectual property owned or Controlled by LICENSOR that would, but for the rights granted to LICENSEE pursuant to this Agreement, be infringed or misappropriated by the exercise by LICENSEE of its rights under this Agreement.

(b) Existence, Validity and Ownership. The Licensed Patents exist and, to the Knowledge of LICENSOR, no issued patents that are part of the Licensed Patent Rights are invalid or unenforceable, in whole or in part. To the Knowledge of LICENSOR (i) LICENSOR is the sole and exclusive owner of all right, title and interest in and to the Licensed Patents, and (ii) the Licensed Patents are free and clear of any liens, charges and encumbrances. Except as disclosed on Schedule 6.2 attached hereto, as of the Effective Date LICENSOR has not received written notice of any claim made against it (x) asserting the invalidity, misuse, unregisterability or unenforceability of any of the Licensed Patents or (y) challenging LICENSOR’s Control of the Licensed Intellectual Property or making any adverse claim of ownership of the Licensed Intellectual Property.

(c) Non-Infringement of Third Party Rights. To the Knowledge of LICENSOR, (i) there are no other Patents (other than the Patents controlled by [**] that may be infringed by the manufacture, use or sale of Licensed Products, (ii) LICENSOR has not received any written claim of infringement of the Patents of any Third Party, nor, to LICENSOR’s Knowledge, has any such claim been threatened against LICENSOR or any of its Affiliates, with respect to the development, manufacture, sale or use of Licensed Products, and (iii) there are no other claims, judgments or settlements against LICENSOR or to which LICENSOR is a party or pending or threatened claims or litigation, in either case relating to any Licensed Product. To the Knowledge of LICENSOR, neither LICENSOR nor any of its Affiliates or their respective current or former employees has misappropriated any of the Licensed Know-How from any Third Party, and LICENSOR has no Knowledge of any claim by a Third Party that such misappropriation has occurred.

(d) Non-Infringement of Licensed Intellectual Property by Third Parties. As of the Effective Date, LICENSOR has no Knowledge of any activities by Third Parties that would constitute infringement or misappropriation of the Licensed Intellectual Property.

(e) No Debarment. Neither LICENSOR nor any of its Affiliates has been Debarred and, in the course of its research, development or manufacture of products, LICENSOR, its Affiliates, their respective officers, and, to the Knowledge of LICENSOR, any person or entity engaged by LICENSOR or its Affiliates, have not used, and during the Term will not use in performing any activities pursuant to this Agreement, any person or entity who is or has been Debarred by the FDA or equivalent regulatory authorities or who, to the Knowledge of LICENSOR, its Affiliates or any such person or entity engaged by LICENSOR or its Affiliates, is the subject of Debarment proceedings by the FDA or equivalent regulatory authorities. LICENSOR agrees to notify LICENSEE in writing immediately if LICENSOR or its Affiliates, or any of their respective officers, or any person or entity used by LICENSOR or its Affiliates under this Agreement, is subject to any of the foregoing, or if any action, suit, claim, investigation, or proceeding relating to the foregoing is pending, or to the Knowledge of LICENSOR, its Affiliates or any such person or entity engaged by LICENSOR or its Affiliates, is threatened.

6.3 No Other Representations. THE EXPRESS REPRESENTATIONS AND WARRANTIES STATED IN THIS ARTICLE 6 ARE IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED, OR STATUTORY, INCLUDING WITHOUT LIMITATION, WARRANTIES OF

MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OR NON-MISAPPROPRIATION OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS. EACH PARTY HEREBY DISCLAIMS ANY REPRESENTATION OR WARRANTY THAT THE DEVELOPMENT, MANUFACTURE OR COMMERCIALIZATION OF ANY LICENSED PRODUCT PURSUANT TO THIS AGREEMENT WILL BE SUCCESSFUL OR THAT ANY PARTICULAR SALES LEVEL WITH RESPECT TO A LICENSED PRODUCT WILL BE ACHIEVED.

ARTICLE 7

INDEMNIFICATION AND INSURANCE

7.1 Indemnification by LICENSEE. LICENSEE hereby agrees to Indemnify LICENSOR and its Affiliates and their respective agents, directors, officers and employees (the “LICENSOR Indemnitees”) from and against any and all liabilities, expenses and/or losses (collectively, “Losses”) resulting from Third Party suits, claims, actions and demands to the extent arising from or related to (a) a breach of any representation, warranty, covenant or other obligation of LICENSEE set forth in this Agreement, or (b) the research, development, manufacture, commercialization, supply, promotion, sale or use by any person of Licensed Products developed or commercialized by LICENSEE, its Related Parties or any Sublicensee, except to the extent a Loss arises from the gross negligence or willful misconduct of a LICENSOR Indemnitee as defined above in this Section 7.1.

7.2 Procedure. To be eligible to be indemnified hereunder, the indemnified Party shall provide the indemnifying Party with prompt notice of the claim giving rise to the indemnification obligation pursuant to this Article 7 and the exclusive ability to defend (with the reasonable cooperation of the indemnified Party) or settle any such claim; provided, however, that the indemnifying Party shall not enter into any settlement for damages other than monetary damages without the indemnified Party’s written consent, such consent not to be unreasonably withheld. The indemnified Party shall have the right to participate, at its own expense and with counsel of its choice, in the defense of any claim or suit that has been assumed by the indemnifying Party. If the Parties cannot agree as to the application of Section 7.1 to any particular Third Party Claim, the Parties may conduct separate defenses of such Third Party Claim. Each Party reserves the right to claim indemnity from the other in accordance with Section 7.1 above upon resolution of the underlying claim, notwithstanding the provisions of this Section 7.2 requiring the indemnified Party to tender to the indemnifying Party the exclusive ability to defend such claim or suit.

7.3 Limitation of Liability. NEITHER PARTY WILL BE LIABLE UNDER ANY LEGAL THEORY (WHETHER TORT, CONTRACT OR OTHERWISE) FOR SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE EXERCISE OF ITS RIGHTS HEREUNDER, INCLUDING LOST PROFITS ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES. NOTHING IN THIS SECTION 7.3 IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF EITHER PARTY.

7.4 Insurance. LICENSEE shall maintain insurance during the Term of this Agreement and for a period of at least [**] years thereafter with a reputable, solvent insurer in an amount appropriate for its business and products of the type that are the subject of this Agreement, and for its obligations under this Agreement. LICENSEE shall provide the LICENSOR with evidence of the existence and maintenance of such insurance coverage upon LICENSEE’s prior written request.

ARTICLE 8

CONFIDENTIALITY AND PUBLICITY

8.1 Confidential Information. Each Party agrees (a) to take all steps reasonably necessary to maintain the confidentiality of the Confidential Information of the other Party, (b) not to disclose the other Party’s Confidential Information to any Third Party without the prior written consent of such other Party, and (c) to use such Confidential Information only as necessary to fulfill its obligations or in the reasonable exercise of rights granted to it under this Agreement; provided, however, that the foregoing obligations shall not apply to Confidential Information that (i) is in possession of the receiving Party at the time of disclosure, as reasonably demonstrated by written records and without obligation of confidentiality, (ii) later becomes part of the public domain through no fault of the receiving Party, (iii) is received by the receiving Party without obligation of confidentiality from a Third Party with a right to such information, or (iv) is developed independently by the receiving Party without use of, reference to, or reliance upon the disclosing Party’s Confidential Information by individuals who did not have access to such Confidential Information. Furthermore, a Party may disclose Confidential Information of the other Party to (x) its Affiliates, and to its and their directors, employees, consultants, and agents in each case who have a specific need to know such Confidential Information and who are bound by a like obligation of confidentiality and restriction on use, (y) any bona fide actual or prospective collaborators, underwriters, investors, lenders or other financing sources who are obligated to keep such information confidential, to the extent reasonably necessary to enable such actual or prospective collaborators, underwriters, investors, lenders or other financing sources to determine their interest in collaborating with, underwriting or making an investment in, or otherwise providing financing to, the receiving Party, and (z) the extent such disclosure is required to comply with applicable law or regulation or the order of a court of competent jurisdiction, to defend or prosecute litigation or to comply with the rules of the U.S. Securities and Exchange Commission, any stock exchange or listing entity; provided, however, that the receiving Party provides prior written notice of such disclosure to the disclosing Party and takes reasonable and lawful actions to avoid or minimize the degree of such disclosure. Notwithstanding any other provision of this Agreement, each Party may disclose and use Confidential Information of the other Party as necessary to file or prosecute patent applications, prosecute or defend litigation or otherwise establish rights or enforce obligations under this Agreement, or to submit Regulatory Filings. Moreover, LICENSEE may disclose Confidential Information of LICENSOR relating to the research, development or commercialization of Licensed Products to entities with whom LICENSEE has (or may have) a marketing and/or development collaboration and who have a specific need to know such Confidential Information and who are bound by a like obligation of confidentiality and restrictions on use.

8.2 Publicity. Subject to the written consent of LICENSEE (which shall not be unreasonably withheld or delayed), LICENSEE shall have the right, but not the obligation, to issue a mutually agreed press release regarding the subject matter of this Agreement. Each Party understands that this Agreement is likely to be of significant interest to investors, analysts and others and, therefore, that either Party shall have the right to make announcements of events or developments with respect to this Agreement that are material to such Party; provided, that, such announcement shall be subject to the prior consent of the other Party, which shall not be unreasonably withheld or delayed. The Parties agree that any such announcement shall not contain Confidential Information or, if disclosure of Confidential Information is required by law or regulation or the rules of or the rules of the U.S. Securities and Exchange Commission, any stock exchange or listing entity, shall make reasonable efforts to minimize such disclosure and obtain confidential treatment for any such information that is disclosed to a government agency. Each Party agrees to provide the other Party with a copy of any public announcement as soon as reasonably practicable prior to its scheduled release. Except in the case of extraordinary circumstances, each Party shall provide the other with an advance copy of any announcement at least [**] days prior to its scheduled release. Each Party shall have the right to expeditiously review and recommend changes to any announcement regarding this Agreement, provided that such right of review and recommendation shall only apply for the first time that specific information is disclosed and shall not apply to the subsequent disclosure of substantially similar information that has been previously disclosed. Notwithstanding the foregoing, LICENSEE may, without the prior consent of LICENSOR, disclose the existence of this Agreement and its terms to Third Parties with whom LICENSOR has or is contemplating a business relationship who have a specific need to know such Confidential Information in connection with such proposed relationship and who are bound by a like obligation of confidentiality and restrictions on use; provided, however, that any press release is subject to mutual consent as provided above.

ARTICLE 9

TERM AND TERMINATION

9.1 Term. This Agreement shall become effective on the Effective Date and unless earlier terminated pursuant to this Article 9, shall remain in effect until the expiration of the last-to-expire Royalty Term for all Licensed Products (the “Term”). Thereafter, the rights granted under Article 2 shall become non-exclusive, fully-paid and perpetual.

9.2 Elective Termination. LICENSEE shall have, at any time, the right to terminate this Agreement at will in its entirety upon sixty (60) days prior written notice to LICENSOR.

9.3 Termination for Breach. If either Party believes that the other is in material breach of this Agreement, then the Party holding such belief (the “Non-Breaching Party”) may deliver notice of such breach to the other Party (the “Notified Party”). The Notified Party shall have (a) [**] days to cure such breach to the extent involving non-payment of amounts due under this Agreement, and (b) [**] days to either cure such breach for all other material breaches, or, if cure of such breach other than non-payment cannot reasonably be effected within such [**] day period, to deliver to the Non-Breaching Party a plan reasonably calculated to cure such breach within a timeframe that is reasonably prompt in light of the circumstances then prevailing, which shall not exceed [**] days. Following delivery of such a plan, the Notified Party shall carry out the plan and cure the breach. If the Notified Party fails to cure a material breach of this

Agreement as provided above, then the Non-Breaching Party may terminate this Agreement upon written notice to the Notified Party. If there is a good faith dispute as to the existence or cure of a breach or default pursuant to this Section 9.3, all applicable cure periods will be tolled during the existence of such good faith dispute and no termination for a breach which is disputed in good faith shall become effective until such dispute is resolved.

9.4 Termination for Bankruptcy.

(a) This Agreement may be terminated by either Party upon the filing or institution of bankruptcy, reorganization, liquidation or receivership proceedings, or upon an assignment of a substantial portion of the assets for the benefit of creditors by the other Party; provided, however, that in the event of any involuntary bankruptcy or receivership proceeding such right to terminate shall only become effective if the Party consents to the involuntary bankruptcy or receivership or such proceeding is not dismissed within sixty (60) days after the filing of such bankruptcy or receivership.

(b) If this Agreement is terminated by LICENSEE (the “Non-Bankrupt Party”) pursuant to Section 9.4(a) due to the rejection of this Agreement by or on behalf of LICENSOR (the “Bankrupt Party”) under Section 365 of the United States Bankruptcy Code (the “Bankruptcy Code”), all licenses and rights to licenses granted under or pursuant to this Agreement by the Bankrupt Party to the Non-Bankrupt Party are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101(35A) of the Bankruptcy Code. The Parties agree that the Non-Bankrupt Party, as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code, and that upon commencement of a bankruptcy proceeding by or against the Bankrupt Party under the Bankruptcy Code, the Non-Bankrupt Party shall be entitled to a complete duplicate of, or complete access to (as the Non-Bankrupt Party deems appropriate), any such intellectual property and all embodiments of such intellectual property. Such intellectual property and all embodiments thereof shall be promptly delivered to the Non-Bankrupt Party (i) upon any such commencement of a bankruptcy proceeding upon written request therefor by the Non-Bankrupt Party, unless the Bankrupt Party elects to continue to perform all of its obligations under this Agreement or (ii) if not delivered under (i) above, upon the rejection of this Agreement by or on behalf of the Bankrupt Party upon written request therefor by the Non-Bankrupt Party. The foregoing provisions are without prejudice to any rights the Non-Bankrupt Party may have arising under the Bankruptcy Code or other applicable law.

9.5 Consequences of Termination.

(a) If the Agreement is terminated for any reason other than by LICENSEE pursuant to Section 9.3, all licenses and rights granted by LICENSOR to LICENSEE under this Agreement shall immediately terminate.

(b) If LICENSEE terminates this Agreement pursuant to Section 9.3, then all the rights transferred to it in Article 2 with respect to Licensed Products shall survive such termination until the Term would otherwise expire under Section 9.1; provided, that, LICENSEE continues to use Commercially Reasonable Efforts to develop and commercialize all such Licensed Products and pay all amounts due to LICENSOR pursuant to Article 3 during the Royalty Term that would otherwise be applicable to such Licensed Products.

(c) In the event that the license granted to LICENSEE under this Agreement is terminated, any granted sublicenses shall remain in full force and effect; provided, that, (i) the Sublicensee is not then in breach of its sublicense agreement and the Sublicensee agrees to be bound to LICENSOR as a licensee under the terms and conditions of the sublicense agreement and (ii) the Sublicensee agrees to enter into appropriate agreements or amendments to the sublicense agreement to substitute itself for LICENSEE as the licensor thereunder.

9.6 Survival. The following provisions shall survive any expiration or termination of this Agreement for the period of time specified therein, or if not specified, then they shall survive indefinitely: Articles 1, 7 (solely as to actions arising during the Term or in the course of a Party’s exercise of licenses it retains after the Term), and 10, and Sections 3.5 (final royalty report), 3.6, 3.7, 4.2, 5.1, 5.2(a) (if termination under Section 9.4 by LICENSEE), 5.2(b), 5.3 (if termination under Section 9.4 by LICENSEE), 5.4, 5.5, 6.3, 8.1, 9.4(b), 9.5, and 9.6. Termination of this Agreement shall not relieve the Parties of any liability which accrued hereunder prior to the effective date of such termination nor preclude either Party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement. Except as expressly set forth in Section 9.3, the remedies provided in this Article 9 are not exclusive of any other remedies a Party may have in law or equity.

ARTICLE 10

MISCELLANEOUS

10.1 Entire Agreement; Amendment. This Agreement, including the Exhibits attached to and incorporated into this Agreement, sets forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties with respect to the subject matter hereof and supersedes and terminates all prior agreements and understandings between the Parties with respect to such subject matter. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.

10.2 Governing Law. This Agreement shall be construed in accordance with, and governed in all respects by, the laws of the Commonwealth of Massachusetts (without giving effect to principles of conflicts of laws that would require the application of any other law); provided that matters of intellectual property law will be determined in accordance with the United States federal law. The Parties agree to submit to the jurisdiction of the state and federal courts located in the Commonwealth of Massachusetts and waive any defense of inconvenient forum to the maintenance of any action or proceeding in such courts.

10.3 Force Majeure. Each Party shall be excused from the performance of its obligations under this Agreement to the extent that such performance is prevented by a force majeure event and the nonperforming Party promptly provides notice of the prevention to the other Party. Such excuse shall be continued so long as the condition constituting force majeure continues and the nonperforming Party uses reasonable efforts to remove the condition. For purposes of this Agreement, force majeure shall include conditions beyond the reasonable control of the Parties, including without limitation, an act of God or terrorism, voluntary or involuntary compliance with any regulation, law or order of any government, war, civil commotion, labor strike or lock-out, epidemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm or like catastrophe.

10.4 Notices. Any notice required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this Agreement and shall be deemed to have been sufficiently given for all purposes upon receipt if delivered (a) by first class certified or registered mail, postage prepaid, (b) international express delivery service or (c) personally. Unless otherwise specified in writing, the notice addresses of the Parties shall be as described below.

For LICENSEE:	Eleven BioTherapeutics, Inc.
790 Memorial Drive
Suite 103
Cambridge, Massachusetts 02139
Telephone:
Fax:
Attention: Chief Executive Officer

With a copy to:	Faber Daeufer & Rosenberg P.C.
950 Winter Street, Suite 4500
Waltham, MA 02451
Attn: James R. McGarrah, Esq.

For LICENSOR:	Schepens Eye Research Institute, Inc.
20 Staniford St.
Boston MA 02115
Telephone: 617-912-2500
Fax: 617-912-0118
Attention: President and Chief Operating Officer

With a copy to:	Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.c.
One Financial Center
Boston, MA 02111
Telephone: 617-542-6000
Fax: 617-542-2241
Attention: John J. Cheney, Esq.

10.5 No Strict Construction. This Agreement has been prepared jointly and shall not be strictly construed against either Party.

10.6 Assignment. Neither Party may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other Party, except that, subject to Section 10.7, a Party may make such an assignment or transfer without the other Party’s consent (a) to the assigning Party’s Affiliates or (b) to the successor to all or substantially all of the business or assets of such Party to which this Agreement relates (whether by merger, sale of stock, sale of assets or other transaction). Any permitted successor or assignee of rights and/or obligations hereunder shall, in a writing to the other Party, expressly assume performance of such rights and/or obligations, but the assigning Party will remain primarily liable and responsible for the performance of all of its obligations under this Agreement and for causing its assignees to act in a manner consistent herewith. Any permitted assignment shall be binding on the successors of the assigning Party. Any assignment or attempted assignment by either Party in violation of the terms of this Section 10.6 shall be null and void.

10.7 Performance by Affiliates. Each of LICENSOR and LICENSEE acknowledge that their obligations under this Agreement may be performed by their respective Affiliates. Notwithstanding any delegation of obligations under this Agreement by a Party to an Affiliate, each Party shall remain primarily liable and responsible for the performance of all of its obligations under this Agreement and for causing its Affiliates to act in a manner consistent herewith. Wherever in this Agreement the Parties delegate responsibility to Affiliates or local operating entities, the Parties agree that such entities shall not make decisions inconsistent with this Agreement, amend the terms of this Agreement or act contrary to its terms in any way.

10.8 Independent Contractors. It is understood and agreed that the relationship between the Parties is that of independent contractors and that nothing in this Agreement shall be construed as authorization for either Party to act as the agent for the other Party.

10.9 Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

10.10 Severability. Each provision in this Agreement is independent and severable from the others, and no provision will be rendered unenforceable because any other provision may be invalid or unenforceable in whole or in part. If the scope of any restrictive provision in this Agreement is too broad to permit enforcement to its full extent, then such restriction will be reformed to the maximum extent permitted by law.

10.11 Headings. The headings for each Article and Section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular Article or Section.

10.12 No Waiver. Any delay in enforcing a Party’s rights under this Agreement, or any waiver as to a particular default or other matter, shall not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Agreement, except with respect to an express written and signed waiver relating to a particular matter for a particular period of time.

10.13 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one (1) and the same instrument.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF the Parties have executed this Agreement in duplicate originals by their duly authorized officers as of the Effective Date.

Eleven BioTherapeutics, Inc.		Schepens Eye Research Institute, Inc.

By:	/s/ Mark Levin	By:	/s/ Kenneth M. Fischer

Name:	Mark Levin	Name:	Kenneth M. Fischer

Title:	CEO	Title:	President and COO

Date:	7/14/10	Date:	7/8/10

Exhibit A

Licensed Patents

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Schedule 6.2

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